Exhibit 99.1

-8655
FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC REPORTS 2025 THIRD QUARTER RESULTS

-- Increases Guidance for Third Time Driven by Acquisitions and SHOP Outperformance –

-- Expects to close $70 million of SHOP acquisitions by year-end with SHOP momentum growing into 2026 with $110 million expected to close in January --

WESTLAKE VILLAGE, CALIFORNIA, November 4, 2025 -- LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for the third quarter ended September 30, 2025.

Recent Operating Highlights

●	Closed approximately 85% of projected $460 million pipeline through November 4, more than $290 million of which was added to SHOP.
●	SHOP portfolio at September 30, 2025 grew to nearly $450 million, or approximately 20% of total investment portfolio, with average occupancy of 87%.
●	Sold seven older skilled nursing centers, the proceeds of which are being redeployed for the acquisition of newer, stabilized SHOP assets.

“Our decision to launch SHOP in late 2024, followed by our first cooperative triple-net conversion and SHOP investments in 2025, was a strong catalyst for external growth and strategic transformation,” said Pam Kessler, LTC’s Co-CEO. “Growth is the new norm for LTC as we continue to build a strong portfolio with quality SHOP assets. Our momentum is strengthening, and we are excited about our ability to continue on this path well into the future.”

Clint Malin, LTC’s Co-CEO, added, “LTC’s commitment to external growth is unwavering as we successfully execute our plan to drive profitable expansion. In a very short time, we have built a stage for powerful growth, one that should unlock sustained value for our stakeholders.”

Third Quarter 2025 Financial Results

	Three Months Ended
	September 30,
(unaudited, amounts in thousands, except per share data)	2025		2024
Total revenues	$69,290		$55,783
Net (loss) income available to common stockholders	$(20,149)	(1)	$29,165
Diluted earnings per common share	$(0.44)	(1)	$0.66

NAREIT funds from operations attributable to common stockholders ("FFO")(2)	$(10,424)	(1)	$34,556
NAREIT diluted FFO per common share(2)	$(0.23)	(1)	$0.78

FFO attributable to common stockholders, excluding non-recurring items ("Core FFO")(2)	$31,994		$30,383
Diluted Core FFO per share(2)	$0.69		$0.68

Funds available for distribution ("FAD")(2)	$35,720		$34,721
Diluted FAD per share(2)	$0.77		$0.78

FAD, excluding non-recurring items ("Core FAD")(2)	$33,609		$30,228
Diluted Core FAD per share(2)	$0.72		$0.68

(1)	Includes $41,455 of straight-line effective interest written off in conjunction with a penalty-free prepayment option granted to the borrower during the third quarter of 2025.
(2)	Represents non-GAAP financial measures. A reconciliation of these measures is included in the tables at the end of this press release.

More detailed financial information is available in the tables at the end of this press release, the Company’s Supplemental Operating and Financial Data presentation for the 2025 third quarter, and its Form 10-Q, as filed with the Securities and Exchange Commission, which can be found in the Investor Relations section of www.ltcreit.com.

The basis for the year-over-year changes were as follows:

●	Total revenues – Increase of $13.5 million primarily due to the conversions of the Anthem and New Perspective triple-net lease portfolios into the Company’s senior housing operating portfolio (“SHOP”) and new acquisitions in the SHOP segment, partially offset by the turnaround effect of one-time income received from former operators during the 2024 third quarter, and a non-cash straight-line rent write-off during the 2025 third quarter.
●	Net income available to common stockholders - Decrease of $49.3 million primarily due to a non-cash write off of straight-line effective interest related to a previously disclosed loan amendment that provides a penalty-free prepayment option, a decrease in gain on sale, and an increase in general and administrative expenses. The decrease was offset by the increase in revenues, discussed above.
●	Diluted Core FFO per share – Increase of $0.01 primarily due to an increase in SHOP net operating income (“NOI”) related to the conversions of triple-net lease portfolios into the Company’s SHOP segment, acquisitions in the SHOP segment, and a decrease in interest expense, partially offset by an increase in general and administrative expenses.
●	Diluted Core FAD per share - Increase of $0.04 primarily due to the same factors impacting Core FFO, as well as the turnaround impact of deferred income provided to an operator in the third quarter of 2024, cash rent increases from escalations, and capital expenditure funding.

Summary Portfolio Activity – 2025 Third Quarter and Subsequent

●	Originated an approximate $58 million, five-year mortgage loan in the third quarter with a fixed interest rate of 8.25%, which is secured by two seniors housing communities in California with a total of 171 units.
●	Received $40.1 million from the payoff of two mortgage loans ($20.5 million) and a mezzanine loan ($19.6 million, which included a 12% exit IRR fee of $2.6 million).
●	Sold a closed property for $2.9 million during the 2025 third quarter, recording a $715,000 loss on sale, and seven skilled nursing centers with a total of 896 beds in California (1), Florida (2) and Virginia (4) for $123.0 million subsequent to the end of the quarter. The Company received $120.8 million in net proceeds and anticipates recording a gain on sale of $78.0 million.
●	Acquired nine SHOP communities for $292.0 million at an average year-one yield of approximately 7%. One of the communities was acquired subsequent to the end of third quarter.
●	Expects to convert two seniors housing communities with a total of 186 units in Oregon from the Company’s triple-net portfolio into its SHOP segment during the 2025 fourth quarter. Upon conversion, the triple-net master lease with the existing operator will be terminated and the Company will enter into a management agreement with Compass Senior Living, an operator new to LTC. Additionally, in conjunction with the master lease termination, the Company expects to write-off a $957,000 working capital note during the 2025 fourth quarter.

Investment Pipeline and SHOP Growth

LTC expects to close SHOP acquisitions totaling approximately $70 million over the next 60 days, at which time SHOP will represent 24% of its total investment portfolio. Additionally, LTC expects to close a $110 million SHOP acquisition in January 2026.

Debt, Equity and Balance Sheet Summary – 2025 Third Quarter and Subsequent

●	Borrowed $217.0 million under the Company’s unsecured revolving line of credit (borrowed $279.9 million in the third quarter and repaid $62.9 million subsequent to the end of the quarter).
●	Repaid $32.0 million in scheduled principal paydowns on the Company’s senior unsecured notes.
●	Sold 1.5 million shares of common stock, generating $55.8 million of net proceeds under an equity distribution agreement (sold 1.3 million shares for net proceeds of $45.5 million in the third quarter, and 281,400 shares for net proceeds of $10.3 million subsequent to the end of the quarter).

At September 30, 2025, total liquidity was $399.7 million, including:

●	$17.9 million of cash on hand;
●	$51.5 million available under the Company’s unsecured revolving line of credit; and
●	Capacity to issue up to $330.3 million of common stock under LTC’s equity distribution agreements.

On a proforma basis, as outlined in the Company’s Supplemental Operating and Financial Data presentation for the 2025 third quarter, total liquidity was $497.6 million, including:

●	$7.2 million of cash on hand.
●	$170.5 million available under the Company’s unsecured revolving line of credit.
●	Capacity to issue up to $319.9 million of common stock under LTC’s equity distribution agreements.

Guidance Update

The Company raised full year 2025 guidance and is providing 2025 fourth quarter guidance, as follows:

2025
	Fourth Quarter	Full Year
Diluted earnings per common share	$2.04 to $2.06	$2.45 to $2.47
Diluted Core FFO per share	$0.67 to $0.69	$2.69 to $2.71
Diluted Core FAD per share	$0.69 to $0.71	$2.82 to $2.84

This guidance excludes asset sales, and includes only those transactions closed to date or expected to close over the next 60 days. The assumptions underlying the full year guidance update are as follows:

●	Increased SHOP NOI by 28% at the midpoint in the range of $16.2 million to $17.2 million, or $36.0 million to $42.0 million annualized.
●	Increased SHOP FAD capital expenditures in the range of $960,000 to $970,000 per unit, or $1,410 to $1,430 per unit annualized.
●	Increased general and administrative expenses by 2% at the midpoint in the range of $29.8 million to $30.3 million.

Information and a reconciliation of the Company’s guidance, funds from operations attributable to common stockholders, excluding non-recurring items, (“Core FFO”) and funds available for distribution, excluding non-recurring items, (“Core FAD”) can be found in the tables at the end of this press release.

Conference Call Information

LTC will conduct a conference call on Wednesday, November 5, 2025, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended September 30, 2025. The conference call is accessible by telephone and the internet. Interested parties may access the live conference call via the following:

Webcast	https://ir.ltcreit.com/
USA Toll-Free Number	(877) 407-8634
International Number	(201) 689-8502

Additionally, an audio replay of the call will be available three hours after the live call through November 19, 2025 via the following:

USA Toll-Free Number	(877) 660-6853
International Number	(201) 612-7415
Access ID	13756530

About LTC

LTC is a real estate investment trust (REIT) focused on seniors housing and health care properties, investing through RIDEA, triple-net leases, joint ventures, and structured finance solutions. The Company’s portfolio includes nearly 190 properties across approximately 25 states, operated by more than 31 partners. Based on gross real estate investments, approximately 62% of the Company’s assets are seniors housing communities with the remainder skilled nursing centers. Learn more at www.LTCreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, adopted pursuant to the Private Securities Litigation Reform Act of 1995. Statements that are not purely historical may be forward-looking. You can identify some of the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “could,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or the negative of those words or similar words. Examples of forward-looking statements include the Company’s 2025 full-year and fourth quarter guidance and statements regarding the Company’s investment pipeline, expected SHOP portfolio size, anticipated growth, acquisitions, NOI, capital expenditures, expenses, and future strategy. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect the Company’s future plans of operation, business strategy, results of operations and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to, the Company’s dependence on its operators for revenue and cash flow; operational and legal risks and liabilities under the Company’s new SHOP segment, government regulation of the health care industry; changes in federal, state, or local laws limiting REIT investments in the health care sector; federal and state health care cost containment measures including reductions in reimbursement from third-party payors such as Medicare and Medicaid; required regulatory approvals for operation of health care facilities; a failure to comply with federal, state, or local regulations for the operation of health care facilities; the adequacy of insurance coverage maintained by the Company’s operators; the Company’s reliance on a few major operators; the Company’s ability to renew leases or enter into favorable terms of renewals or new leases; the impact of inflation, operator financial or legal difficulties; the sufficiency of collateral securing mortgage loans; an impairment of the Company’s real estate investments; the relative illiquidity of the Company’s real estate investments; the Company’s ability to develop and complete construction projects; the Company’s ability to invest cash proceeds for health care properties; a failure to qualify as a REIT; the Company’s ability to grow if access to capital is limited; and a failure to maintain or increase the Company’s dividend. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, the Company’s subsequent Quarterly Reports on Form 10-Q, and the Company’s publicly available filings with the Securities and Exchange Commission. The Company does not undertake any responsibility to update or revise any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Rental income	$27,842	$32,258	$89,463	$97,464
Resident fees and services (1)	22,203	—	34,153	—
Interest income from financing receivables (2)	7,096	7,001	21,182	14,661
Interest income from mortgage loans	9,856	10,733	28,715	35,842
Interest and other income	2,293	5,791	5,048	9,298
Total revenues	69,290	55,783	178,561	157,265

Expenses:
Interest expense	8,791	10,023	24,718	31,971
Depreciation and amortization	8,987	9,054	26,925	27,173
Seniors housing operating expenses (1)	17,362	—	26,781	—
Write-off of effective interest receivable	41,455	—	41,455	—
Provision for credit losses	203	215	3,642	942
Transaction costs	587	33	7,734	679
Triple-net lease property tax expense	2,581	3,186	8,483	9,816
General and administrative expenses	7,523	6,765	22,941	20,016
Total expenses	87,489	29,276	162,679	90,597

(Loss) income before unconsolidated joint ventures, real estate dispositions and other items	(18,199)	26,507	15,882	66,668

(Loss) gain on sale of real estate, net	(738)	3,663	(235)	6,882
Income tax (provision) benefit	(42)	—	39	—
Income from unconsolidated joint ventures	439	692	4,543	1,739
Net (loss) income	(18,540)	30,862	20,229	75,289
Income allocated to non-controlling interests	(1,455)	(1,496)	(4,452)	(2,332)
Net (loss) income attributable to LTC Properties, Inc.	(19,995)	29,366	15,777	72,957
Income allocated to participating securities	(154)	(201)	(471)	(511)
Net (loss) income available to common stockholders	$(20,149)	$29,165	$15,306	$72,446

Earnings per common share:
Basic	$(0.44)	$0.66	$0.33	$1.67
Diluted	$(0.44)	$0.66	$0.33	$1.65

Weighted average shares used to calculate earnings per
common share:
Basic	46,123	43,868	45,726	43,313
Diluted	46,123	44,394	46,107	43,839

Dividends declared and paid per common share	$0.57	$0.57	$1.71	$1.71

(1)	Represents the Company’s seniors housing operating portfolio (“SHOP”) operating income and expense.
(2)	Represents rental income from acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as Financing receivables on the Consolidated Balance Sheets and the rental income to be presented as Interest income from financing receivables on the Consolidated Statements of Income.

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share amounts)

	September 30, 2025	December 31, 2024
	(unaudited)	(audited)
ASSETS
Investments:
Land	$121,884	$118,209
Buildings and improvements	1,402,825	1,212,853
Accumulated depreciation and amortization	(398,017)	(405,884)
Operating real estate property, net	1,126,692	925,178
Properties held-for-sale, net of accumulated depreciation: 2025—$29,284; 2024—$1,346	42,458	670
Real property investments, net	1,169,150	925,848
Financing receivables,(1) net of credit loss reserve: 2025—$3,622; 2024—$3,615	358,579	357,867
Mortgage loans receivable, net of credit loss reserve: 2025—$3,930; 2024—$3,151	389,657	312,583
Real estate investments, net	1,917,386	1,596,298
Notes receivable, net of credit loss reserve: 2025—$270; 2024—$477	26,740	47,240
Investments in unconsolidated joint ventures	18,342	30,602
Investments, net	1,962,468	1,674,140

Other assets:
Cash and cash equivalents	17,933	9,414
Debt issue costs related to revolving line of credit	5,096	1,410
Interest receivable	21,535	60,258
Straight-line rent receivable	18,545	21,505
Lease incentives	2,717	3,522
Prepaid expenses and other assets	16,126	15,893
Total assets	$2,044,420	$1,786,142

LIABILITIES
Revolving line of credit	$548,450	$144,350
Term loans, net of debt issue costs: 2025—$0 ; 2024—$192	—	99,808
Senior unsecured notes, net of debt issue costs: 2025—$935; 2024—$1,058	396,065	440,442
Accrued interest	4,009	3,094
Accrued expenses and other liabilities	50,646	45,443
Total liabilities	999,170	733,137

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 110,000 shares authorized; shares issued and outstanding: 2025—47,333; 2024—45,511	473	455
Capital in excess of par value	1,146,560	1,082,764
Cumulative net income	1,741,212	1,725,435
Accumulated other comprehensive income	1,459	3,815
Cumulative distributions	(1,931,854)	(1,851,842)
Total LTC Properties, Inc. stockholders’ equity	957,850	960,627
Non-controlling interests	87,400	92,378
Total equity	1,045,250	1,053,005
Total liabilities and equity	$2,044,420	$1,786,142

(1)	Represents acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on the Consolidated Balance Sheets.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, amounts in thousands)

	Nine Months Ended
	September 30,
	2025	2024
OPERATING ACTIVITIES:
Net income	$20,229	$75,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,925	27,173
Stock-based compensation expense	7,188	6,791
(Loss) gain on sale of real estate, net	235	(6,882)
Income tax benefit	(39)	—
Income from unconsolidated joint ventures	(4,543)	(1,739)
Income distributions from unconsolidated joint ventures	4,578	839
Straight-line rent adjustment	1,447	561
Adjustment for collectability of straight-line rental income	1,514	321
Adjustment for collectability of lease incentives	249	—
Amortization of lease incentives	556	626
Write-off of effective interest receivable	41,455	—
Provision for credit losses	3,642	942
Application of interest reserve	—	(233)
Amortization of debt issue costs	1,191	791
Other non-cash items, net	64	71
Change in operating assets and liabilities
Lease incentives funded	—	(1,794)
Increase in interest receivable	(7,097)	(7,124)
Increase (decrease) in accrued interest payable	915	(108)
Net change in other assets and liabilities	(417)	(3,526)
Net cash provided by operating activities	98,092	91,998
INVESTING ACTIVITIES:
Investment in real estate properties	(268,169)	(319)
Investment in real estate capital improvements	(6,673)	(9,908)
Proceeds from sale of real estate, net	5,714	33,641
Investment in financing receivables	(777)	(97)
Investment in real estate mortgage loans receivable	(99,200)	(19,078)
Principal payments received on mortgage loans receivable	21,731	34,474
Investments in unconsolidated joint ventures	(740)	(11,262)
Proceeds from liquidation of investments in unconsolidated joint ventures	13,000	—
Advances and originations under notes receivable	(25)	(340)
Principal payments received on notes receivable	18,039	13,268
Net cash (used in) provided by investing activities	(317,100)	40,379
FINANCING ACTIVITIES:
Borrowings from revolving line of credit	433,500	19,200
Repayment of revolving line of credit	(29,400)	(81,300)
Repayment of term loans	(100,000)	—
Principal payments on senior unsecured notes	(44,500)	(44,160)
Proceeds from common stock issued	59,316	65,629
Payments of common share issuance costs	(353)	(119)
Distributions paid to stockholders	(80,012)	(74,684)
Acquisition of and distribution paid to non-controlling interests	(1,188)	(109)
Financing costs paid	(4,562)	(516)
Cash paid for taxes in lieu of shares upon vesting of restricted stock	(5,209)	(1,533)
Other	(11)	(31)
Net cash provided by (used in) financing activities	227,581	(117,623)
Increase in cash and cash equivalents	8,573	14,754
Cash and cash equivalents, beginning of period	9,414	20,286
Cash and cash equivalents, end of period	$17,987	$35,040

See LTC’s most recent Quarterly Report on Form 10-Q for Supplemental Cash Flow Information

Supplemental Reporting Measures

FFO and FAD are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO and FAD as supplemental measures of operating performance. The Company believes FFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. LTC believes that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO and FAD facilitate like comparisons of operating performance between periods. Occasionally, the Company may exclude non-recurring items from FFO and FAD in order to allow investors, analysts and management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing the Company’s FFO to that of other REITs.

The Company defines FAD as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income, deferred income from unconsolidated joint ventures, non-cash compensation charges, capitalized interest and non-cash interest charges. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in the consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a loan based on the initial origination value. Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of a loan thus creating an effective interest receivable asset included in the interest receivable line item in the consolidated balance sheet and reduces down to zero when, at some point during the loan term, the stated interest rate is higher than the actual interest rate. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO and FAD as supplemental performance measures of the cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

GAAP net (loss) income available to common stockholders	$(20,149)	$29,165	$15,306	$72,446
Add: Depreciation and amortization	8,987	9,054	26,925	27,173
Add (Less): Loss (gain) on sale of real estate, net	738	(3,663)	235	(6,882)
NAREIT FFO attributable to common stockholders	(10,424)	34,556	42,466	92,737

Add (Less): Non-recurring items (1)	42,418	(4,173)	50,834	(5,528)
FFO, excluding non-recurring items ("Core FFO")	$31,994	$30,383	$93,300	$87,209

NAREIT FFO attributable to common stockholders	$(10,424)	$34,556	$42,466	$92,737
Non-cash income:
Add (Less): Straight-line rent recovery (income)	372	(37)	1,447	561
Add: Amortization of lease incentives	176	188	805	626
Add: Other non-cash contra-revenue	1,271	—	1,514	321
Add (Less): Effective interest recovery (income)	736	(2,470)	(2,194)	(6,407)
Net non-cash income	2,555	(2,319)	1,572	(4,899)

Non-cash expense:
Add: Non-cash compensation charges	2,140	2,269	7,188	6,791
Add: Write-off of effective interest receivable	41,455	—	41,455	—
Add: Provision for credit losses	203	215	3,642	942
Less: Recurring capital expenditures	(209)	—	(300)	—
Net non-cash expense	43,589	2,484	51,985	7,733

Funds available for distribution ("FAD")	35,720	34,721	96,023	95,571

(Less) Add: Non-recurring items (1)	(2,111)	(4,493)	2,157	(7,756)
FAD, excluding non-recurring items ("Core FAD")	$33,609	$30,228	$98,180	$87,815

(1)	See the reconciliation of non-recurring items on the following page for further detail.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD by reconciling the non-recurring items (unaudited, amounts in thousands):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025		2024	2025		2024
Reconciliation of non-recurring adjustments to NAREIT FFO:
Provision for credit losses related to the write-off of loan receivables and related interest receivable	$—		$—	$3,064	(1)	$—
Provision for credit losses related to partial principal paydown	—		613	—		613
Provision for credit losses reserve recorded upon origination (2)	554		—	938		1,635
Recovery for credit losses related to loan payoffs (2)	(375)		(293)	(375)		(1,227)
Add: Total provision for credit losses non-recurring adjustments	179		320	3,627		1,021
Add: Write-off of effective interest receivable	41,455	(3)		41,455	(3)
Add: Straight-line rent receivable write-off (4)	1,271		—	1,271		321
Add: Lease termination fee paid upon conversion to SHOP	—		—	5,971		—
Add: One-time general and administrative expenses related to an employee retirement	—		—	1,136		—
Add: One-time transaction costs associated with the startup of new SHOP segment	488		—	1,311		—
Deduct: Income related to exit IRRs received	(975)	(5)	—	(3,937)	(6)	—
Deduct: Other income received from former operators	—		(4,052)	—		(4,052)
Deduct: One-time rental income related to sold properties	—		(441)	—		(2,818)
Total non-recurring adjustments to NAREIT FFO	$42,418		$(4,173)	$50,834		$(5,528)

Reconciliation of non-recurring adjustments to FAD:
Deduct: Income related to exit IRRs received	$(2,599)	(5)	$—	$(5,561)	(7)	$(886)	(8)
Add: Lease termination fee paid upon conversion to SHOP	—		—	5,971		—
Add: One-time cash general and administrative expenses related to an employee retirement	—		—	436		—
Add: One-time transaction costs associated with the startup of new SHOP segment	488		—	1,311		—
Deduct: Other income received from former operators	—		(4,052)	—		(4,052)
Deduct: One-time rental income related to sold properties	—		(441)	—		(2,818)
Total non-recurring cash adjustments to FAD	$(2,111)		$(4,493)	$2,157		$(7,756)

(1)	Represents the write-off of a working capital note and related interest receivable balance in connection with the transition to SHOP.
(2)	A 1% credit loss reserve is taken upon origination of loan receivables and financing transactions, then decreased as the balance is paid down through scheduled principal payments and payoffs.
a.	During the 2025 third quarter, LTC originated a $57,550 mortgage loan, with initial funding of $55,350, secured by two seniors housing communities with a total of 171 units in California and received $20,500 from the payoff of two mortgage loans and $17,000 from the payoff of a mezzanine loan.
b.	During 2025, LTC originated the loan discussed in (a) above and a $42,300 mortgage loan, with initial funding of $38,350, secured by a 250-unit seniors housing community and received $37,500 from loan payoffs as described in (a) above.
c.	During the 2024 third quarter, LTC recorded a $293 provision for credit losses recovery related to a $29,347 mortgage loan payoff.
d.	During 2024, LTC recorded a provision for credit losses reserve of $1,635 related to the $163,460 acquisition of properties accounted for as financing receivables, offset by a provision for credit losses recovery of $1,227 related to the four mortgage loan payoffs totaling $131,781, which includes the payoff described in (c) above.
(3)	The effective interest receivable write-off relates to a mortgage loan amendment that permits penalty-free early payoff within an allowable window.
(4)	During 2025, LTC wrote-off $1,271 of straight-line rent receivable due to an operator’s on-going bankruptcy filing. During 2024, LTC wrote-off $321 of straight-line rent receivable related to a lease that converted to fair market rent during the 2024 second quarter. The straight-line rent write-offs are recorded as contra-revenue on the Consolidated Statements of Income.
(5)	The 12% exit IRR income of $975 represents $2,599 received upon the early payoff of a mezzanine loan partially offset by $1,624 of effective interest receivable balance previously recognized over the term of the loan through payoff.
(6)	The exit IRR income in the FFO adjustments of $3,937 represents the $975 exit IRR income recorded upon the early payoff of a mezzanine loan described in (5) above and $2,962 related to the 13% exit IRR received in connection with the redemption of LTC’s preferred equity investment in a joint venture during the 2025 first quarter. The $2,962 exit IRR was not previously recorded.
(7)	The exit IRR income in the FAD adjustments of $5,561 represents the exit IRR income received upon the early payoff of a mezzanine loan ($2,599) described in (5) above and $2,962 related to the 13% exit IRR received in connection with the redemption of LTC’s preferred equity investment in a joint venture during the 2025 first quarter. The $2,962 exit IRR was not previously recorded.
(8)	The exit IRR income was received upon the payoff of three mortgage loans in 2024. The exit IRR was previously recorded ratably over the term of the loan through effective interest income.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Basic NAREIT FFO attributable to common stockholders per share	$(0.23)	$0.79	$0.93	$2.14
Diluted NAREIT FFO attributable to common stockholders per share	$(0.23)	$0.78	$0.92	$2.11

Diluted NAREIT FFO attributable to common stockholders	$(10,424)	$34,757	$42,446	$93,248
Weighted average shares used to calculate NAREIT diluted FFO attributable to common stockholders per share	46,123	44,696	46,107	44,133

Basic Core FFO per share	$0.69	$0.69	$2.04	$2.01
Diluted Core FFO per share	$0.69	$0.68	$2.02	$1.99

Diluted Core FFO	$32,148	$30,584	$93,771	$87,720
Weighted average shares used to calculate diluted Core FFO per share	46,775	44,696	46,380	44,133

Basic FAD per share	$0.77	$0.79	$2.10	$2.21
Diluted FAD per share	$0.77	$0.78	$2.08	$2.18

Diluted FAD	$35,874	$34,922	$96,494	$96,082
Weighted average shares used to calculate diluted FAD per share	46,775	44,696	46,380	44,133

Basic Core FAD per share	$0.73	$0.69	$2.15	$2.03
Diluted Core FAD per share	$0.72	$0.68	$2.13	$2.00

Diluted Core FAD	$33,763	$30,429	$98,651	$88,326
Weighted average shares used to calculate diluted Core FAD per share	46,775	44,696	46,380	44,133

Reconciliation of FFO and FAD (continued)

Guidance

The Company updated guidance for the 2025 full year. The following guidance ranges reflect management's view of current and future market conditions. There can be no assurance that the Company's actual results will not differ materially from the estimates set forth below. Except as otherwise required by law, the Company assumes no, and hereby disclaims any, obligation to update any of the foregoing guidance ranges as a result of new information or new or future developments. The 2025 full year guidance is as follows (unaudited, amounts in thousands, except per share amounts):

	Prior Full Year 2025 Guidance		Updated Full Year 2025 Guidance
	Low	High	Low		High
Diluted earnings per common share	$2.59	$2.61	$2.45		$2.47
Less: Gain on sale, net of impairment loss	(1.76)	(1.76)	(1.66)		(1.67)
Add: Depreciation and amortization	0.77	0.77	0.81		0.81
Diluted NAREIT FFO attributable to common stockholders	1.60	1.62	1.60		1.61
Add: Non-recurring one-time items	1.08	1.09	1.09	(2)	1.10	(2)
Diluted Core FFO	$2.68	$2.71	$2.69	(1)	$2.71	(1)

Diluted NAREIT FFO attributable to common stockholders	$1.60	$1.62	$1.60		$1.61
(Less) Add: Non-cash (income) recovery	(0.04)	(0.04)	0.03		0.03
Add: Non-cash expense	1.16	1.17	1.17		1.18
Less: Recurring capital expenditures	(0.01)	(0.02)	(0.02)		(0.02)
Diluted FAD	2.71	2.73	2.78		2.80
Add: Non-recurring one-time items	0.10	0.10	0.04	(2)	0.04	(2)
Diluted Core FAD	$2.81	$2.83	$2.82	(1)	$2.84	(1)

(1)	The current guidance was updated by the following:
a)	Increased investments in the low guidance by $256,450 for a total of $391,500 to include closed transactions to date. The $460,000 of total investments included in the high guidance remained unchanged, which represents the closed transactions to date and approximately $68,500 of additional investments expected to close over the next 60 days;
b)	Increased SHOP NOI for the 2025 full-year in the range of $16,200 to $17,200 ($36,000 to $42,000 annualized) from $10,400 to $15,600 ($17,300 to $35,700 annualized);
c)	Increased SHOP FAD capital expenditures for the 2025 full-year in the range of $960 to $970 per unit ($1.41 to $1.43 per unit annualized) from $660 to $920 per unit ($1.2 to $1.4 per unit annualized);
d)	Increased general and administrative expenses for the full year of 2025 to $29,800 to $30,300 from $29,000 and $29,800; and
e)	The guidance excludes additional investments beyond those included in (a) above, and asset sales.
(2)	Non-recurring one-time items in the updated guidance were revised to include items in the reconciliation of non-recurring items above on page 10, as well as the following:
a)	Increase in incremental SHOP segment ramp-up and execution costs to a range of $1,500 to $1,700 ($1,311 of which were expensed during the nine months ended September 30, 2025) from the previous range of $1,100 to $1,500; and
b)	The anticipated $957,000 working capital note write-off in connection with an expected master lease termination and conversion to SHOP of two seniors housing communities from the Company’s triple-net portfolio, as discussed above.